EXHIBIT 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE                                                                                                                               Ethan Allen Interiors Inc.
                                                                                                                                                                  Investor/Media Contact: Peg Lupton
                                                                                                                                                                                                      (203) 743-8234

ETHAN ALLEN COMPLETES EXCHANGE OFFER

        Danbury, CT – April 10, 2006 – Ethan Allen Interiors Inc. (NYSE: ETH) (“Ethan Allen” or the “Company”) today announced the closing of an exchange offer by Ethan Allen Global, Inc. (“Global”) its wholly-owned subsidiary, to exchange $200 million aggregate principal amount of its 5.375% senior notes due 2015 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 5.375% senior notes due 2015 (the “Initial Notes”), which were issued and sold on September 27, 2005 in a transaction exempt from registration under the Securities Act (the “Exchange Offer”). A total of $198 million aggregate principal amount of Initial Notes were tendered for exchange. The closing of the Exchange Offer occurred at 11:59 p.m. on Friday, April 7, 2006.

        Any remaining Initial Notes that were not tendered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Initial Notes or Exchange Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various assumptions, risks and uncertainties, and accordingly, actual results may differ materially from those contemplated by the forward-looking statements. Various risks and uncertainties include but are not limited to: the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; changes in global or regional political or economic conditions, including changes in governmental and central bank policies; changes in business conditions in the furniture industry, including changes in consumer spending patterns and demand for home furnishings; effects of our brand awareness and marketing programs, including changes in demand for our products and acceptance of our new products; our ability to locate new store sites or negotiate favorable lease terms for additional stores or for expansion of existing stores; competitive factors, including changes in the products or marketing efforts of others; pricing pressures; fluctuations in interest rates and the cost, availability and quality of raw materials; those matters discussed in our SEC filings; and future decisions by us. The Company has no obligation to publicly update any forward-looking statements at any time for any reason.